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                                                                       EXHIBT 99

                        YIELDUP INTERNATIONAL CORPORATION
                                REDEMPTION NOTICE
                                CLASS A WARRANTS

         YieldUP International Corporation, a Delaware corporation (the "Company"), hereby delivers notice that all outstanding Class A Warrants of the Company will be redeemed pursuant to the Warrant Agreement by and among the Company, American Stock Transfer & Trust Company, and D.H. Blair Investment Banking Corp.

         Pursuant to Section 8(c) of the Warrant Agreement, holders of Class A Warrants are hereby informed as follows:

         (i) The Redemption Price is $.05 per Class A Warrant;

         (ii) The Redemption Date is April __, 1997;

         (iii) All Warrant Certificates which are to be redeemed shall be delivered to the offices of American Stock Transfer & Trust Company, __________________, after which delivery the Redemption Price will be paid to the registered holder of such Warrant Certificate;

         (iv) D.H. Blair Investment Banking Corp., 44 Wall Street, New York, NY 10008, will assist each Registered Holder of a Class A Warrant in connection with the exercise thereof; and

         (v) the right to exercise the Class A Warrants will terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date.

           THIS REDEMPTION NOTICE DOES NOT AFFECT THE CLASS B WARRANTS


         A registration statement relating to the securities which may be acquired upon exercise of the Class A Warrants has been filed with the Securities and Exchange Commission. This Notice is accompanies by a [preliminary] prospectus contained in such registration statement. [These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.] [A final prospectus will be provided once the registration statement is declared effective.] Holders of Class A Warrants are encouraged to review the material in the prospectus, including the section entitled "Risk Factors," before deciding to exercise the Class A Warrants. This Notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Only persons who reside in one of the following states will be allowed to exercise any Class A Warrants they hold: California, New York
_____________________. Residents of other states will not be entitled to exercise the Class A Warrants, and they must either sell their Class A Warrants in the public market or accept the Redemption Price.